UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

PARKER-HANNIFIN CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4982	34-0451060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio		44124-4141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 896-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Shares, $.50 par value	PH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Agreement

On September 4, 2019, Parker-Hannifin Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders party thereto and KeyBank National Association, as administrative agent. The Credit Agreement provides for a senior unsecured delayed-draw term loan facility in an aggregate principal amount of $925 million (the “Term Loan Facility”). The proceeds of the Term Loan Facility, if drawn, will be used solely by the Company to finance its proposed acquisition of all outstanding capital stock of EMFCO Holdings Incorporated (the “Acquisition”), as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2019.

Commitments under the Term Loan Facility will terminate on the first to occur of (i) the date on which the Acquisition is consummated, (ii) the valid termination of the Company’s or any of its subsidiaries’ obligations to consummate the Acquisition, (iii) July 26, 2020 (as such date may be extended in certain circumstances) and (iv) the early termination of the commitments in accordance with the provisions of the Credit Agreement. The Term Loan Facility is unsecured and is not guaranteed by any subsidiary of the Company.

Loans under the Term Loan Facility will mature on the date that is one day before the four-year anniversary of the funding of such Term Loan Facility, and will bear interest, at the option of the Company, at either the LIBOR Fixed Rate (determined in accordance with the Credit Agreement) or the Base Rate (determined in accordance with the Credit Agreement), in each case plus a per annum applicable rate that fluctuates between 75.0 basis points and 137.5 basis points, in the case of loans priced at the LIBOR Fixed Rate, and between 0.0 basis points and 37.5 basis points, in the case of loans priced at the Base Rate, based upon the long-term unsecured senior, non-credit enhanced debt ratings of the Company by Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, subject to certain provisions taking into account potential differences in ratings issued by the relevant ratings agencies or a lack of ratings issued by such ratings agencies (the “Ratings”). The Company will be required to pay a ticking fee, which will accrue at a per annum rate that fluctuates between 6.0 basis points and 17.5 basis points based on the Ratings, on the actual daily amount of the undrawn aggregate commitments of the lenders in respect of the Term Loan Facility, accruing during the period commencing 60 days after September 4, 2019, and ending on the Availability Date (as defined in the Credit Agreement).

The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default. Negative covenants include, among others, limitations on the incurrence of liens by the Company and its subsidiaries. In addition, commencing on and after the first fiscal quarter end date occurring after the funding of the Term Loan Facility, at any time that the Company is not able to maintain certain specified Ratings, the Company may not permit its Debt to Capitalization Ratio (as defined in the Credit Agreement) to exceed 0.65 to 1.00 (as of the last day of any fiscal quarter). If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

As of September 4, 2019, the Company has not borrowed any funds under the Term Loan Facility.

Amendment to Existing Credit Agreement

On September 4, 2019, the Company entered into a First Amendment Agreement (the “Amendment”), among the Company, the lenders party thereto and KeyBank National Association, as administrative agent, which amends that certain Credit Agreement, dated as of May 22, 2019, among the Company, the lenders party thereto and KeyBank National Association, as administrative agent (the “Existing Credit Agreement”). The Amendment amended the Debt to Capitalization Ratio (as defined in the Existing Credit Agreement) financial covenant to provide that if the Company is not able to maintain certain specified Ratings, the Company may not permit its Debt to Capitalization Ratio to exceed 0.65 to 1.00 (as of the last day of any fiscal quarter).

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is included under Item 1.01 “Entry into a Material Definitive Agreement” and that information is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Credit Agreement among Parker-Hannifin Corporation, the lenders party thereto and KeyBank National Association, as Administrative Agent, dated as of September 4, 2019.

10.2	First Amendment among Parker-Hannifin Corporation, the lenders party thereto and KeyBank National Association, as Administrative Agent, dated as of September 4, 2019.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER-HANNIFIN CORPORATION

Date: September 6, 2019	By: /s/ Joseph R. Leonti
Name: Joseph R. Leonti
Title: Vice President, General Counsel and Secretary